                                  EXHIBIT 12.1
                       AMERICAN EXPRESS CREDIT CORPORATION
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)


                                   Three Months
                                   Ended March 31,                         Years Ended December 31,
                              -------------------------    ---------------------------------------------------------
                                  2005        2004            2004        2003       2002       2001       2000
                              -------------------------    ---------------------------------------------------------
Earnings:
Net income                     $     95      $    57         $   234     $   260    $   228    $   277    $   286
Income tax provision                  9           30              75         135        118        140        150
Interest expense                    261          200             863         852        916      1,458      1,459
                              -------------------------    ---------------------------------------------------------

Total earnings (a)             $    365      $   287         $ 1,172     $ 1,247    $ 1,262    $ 1,875    $ 1,895
                              =========================    =========================================================

Fixed charges -
   interest expense (b)        $    261      $   200         $   863     $   852    $   916    $ 1,458    $ 1,459
                              =========================    =========================================================

Ratio of earnings
   to fixed charges (a/b)          1.40         1.43            1.36        1.46       1.38       1.29       1.30
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Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.